EXHIBIT 10(f)


                             WRITTEN DESCRIPTION OF

                                  ROLLINS, INC.
                                PERFORMANCE-BASED
                        INCENTIVE CASH COMPENSATION PLAN


The material terms of the Rollins, Inc. Performance-Based Incentive Cash Compensation Plan (the "Plan"), which is not evidenced by any written document, are summarized below.

All of the executive officers of Rollins, Inc. ("Rollins") are eligible to participate in the Plan, at the discretion of Rollins's Compensation Committee. Bonus awards under the plan provide participants an opportunity to earn an annual bonus in a maximum amount of 80% of base salary or $2 million per individual per year, whichever is less.

Whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are measured according to one or more of the following three targeted financial measures: revenue growth, pretax profit target level, and pretax profit improvement over the prior year. Unless sooner amended or terminated by the Compensation Committee, the plan will be in place until April 22, 2008.